Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

For further information:
Steve Iaco	Chandni Luthra
CBRE – Media	CBRE – Investors
+1 212 984 6535	+1 212 984 8113
Steven.Iaco@cbre.com	Chandni.Luthra@cbre.com

CBRE Names Co-CEOs for Investment Management Business

Dallas – December 5, 2024 – CBRE Group, Inc. (NYSE:CBRE) today announced that Adam Gallistel and Andy Glanzman have been named Co-Chief Executive Officers of CBRE Investment Management.

Gallistel will serve as Co-Chief Executive Officer and Chief Investment Officer with responsibility for investment strategy and performance and with a strong focus on investor engagement. Glanzman will serve as Co-Chief Executive Officer and President with responsibility for developing and executing the business strategy and overseeing day-to-day operations. Gallistel and Glanzman will co-chair CBRE Investment Management’s Executive Committee and will report to Bob Sulentic, CBRE’s Chair and Chief Executive Officer.

Gallistel will join CBRE Investment Management on April 1, 2025, from Singapore sovereign wealth fund GIC, where he serves as Head of both Americas Real Estate and Global Real Estate Credit. Gallistel joined GIC in 2004 and assumed leadership of its Americas business in 2015. Since then, he has become one of the most prominent real assets investors in the Americas, with a focus on next-generation growth sectors, including data centers and other sectors that sit at the intersection of real estate and infrastructure. Gallistel also serves on GIC Real Estate’s Global Investment Committee, which oversees all real estate investments.

Glanzman, who joined CBRE Investment Management in 2010, has excelled in numerous positions within the business. In particular, since becoming President in January 2022, he has done an outstanding job in helping the business navigate the recent market downturn and positioned it to deliver continued strong real assets solutions for clients. Earlier, Glanzman served as Chief Operating Officer of CBRE Investment Management.

“Investing in and growing CBRE Investment Management is a core element of CBRE’s strategy. Adam and Andy are exceptional leaders with highly complementary skill sets that position them to seize the significant opportunities available to CBRE Investment Management and our clients,” said Sulentic.

CBRE Press Release

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBRE), a Fortune 500 and S&P 500 company headquartered in Dallas, is the world’s largest commercial real estate services and investment firm (based on 2023 revenue). The company has more than 130,000 employees (including Turner & Townsend employees) serving clients in more than 100 countries. CBRE serves a diverse range of clients with an integrated suite of services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com. We routinely post important information on our website, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investor Relations section of our website at https://ir.cbre.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Securities and Exchange Commission filings and public conference calls and webcasts.